Exhibit 99.1

PowerCold Corporation

Energy Efficient Products

566 South Bethlehem Pike, Ft. Washington, PA 19034 • Tel: 215-591-9860 • Fax: 215-591-9882

www.powercold.com • pwcl@powercold.com

October 28, 2006

Kevin Williams

Williams & Webster, P.S.

601 W. Riverside Avenue

Suite 1940

Spokane, WA 99201

Dear Kevin;

I was stunned hearing your firm could not complete your review of the financial filings for PowerCold for at least a month. I was informed a few days ago that there is also an additional $13,000 invoice. The increase in audit charges for 2006 also concerns me, when you have done little or no work for us since the first quarter review. There now seems to be a strained relationship between Williams and Webster and PowerCold after the past six years. We realize the recent problems with PCS’s accounting may have negatively affected our relationship. After careful consideration of recent events and realizing the unfortunate major repercussions that will affect all parties involved if PowerCold’s restated financials are not filed before PowerCold is delisted, I decided to write you and outline our concerns and outstanding issues and suggest a plan for going forward.

We both have concerns related to the accounting issues of PowerCold’s subsidiary company, PowerCold ComfortAir Solutions, Inc., but we seem to differ on the timely manner and process to correctly restate PowerCold’s financials. As I have stated many times in discussions and emails with your firm, PowerCold is in dire jeopardy of discontinuing operations if we can not raise the additional funding required to survive and prosper. Delisting from the NASDAQ OTC Bulletin Board would severely limit the liquidity of PowerCold’s common stock and hence severely limit PowerCold’s access to the capital markets. Funding for the Company could be impossible to obtain if the Company is delisted.

For six years, I have trusted your one statement, one amount billings and paid you in a timely manner (estimated $400,000 in total). Only once have I questioned your billings and asked for detailed charges. Now you question my credibility that I have not paid your bills. After seeing the whole list of summary charges, I am glad that I did not pay as usual. Before making any further payments, we need to review the detailed charges including the additional $13,000 in billings.

My primary concern is even if PowerCold had paid the bills in a timely manner, would the financial statements have been filed by now? You stated that you were ready to start back in July. In July John Webster and Gray Hofer agreed that we wait until theVACO forensic audit was conducted to avoid redundant and unnecessary work. PowerCold received notice from the NASD about PowerCold’s deficient filings and the matter was discussed with John Webster. He told me we had 30 days until October 13, and was very attentive stating let’s get started, etc. In mid September we received emails from Nancy and Chris requesting information to prepare PowerCold’s revised financials. We received VACO’s final report on September 25, 2006 and Gray immediately began preparing financials and started sending data to Chris on October 2,

2006. I sent emails of concern that we had to file financials before PowerCold was delisted and also stated the possible consequences. I then received an email on October 11 referencing an engagement letter and payment due, which was a surprise to me, considering these were issues we had been addressing for months and nothing was said about any engagement letter or any payment due. Evidently your firm had not begun any review work going back to mid September as we had thought, and it was apparent that no work was planned. Chris and John had expressed their desire to get moving and complete the work in an acceptable timeframe (two weeks was our understanding). Possibly they were told to stop because there was no payment on the outstanding bills. I should have been notified in August or September instead of October 11.  We are all busy with work, committed to certain projects, being under-staffed and fulfilling vacation time, etc. I understand Chris took a vacation, which she probably really deserved, and last week your whole staff was at a seminar all week. Now I understand Chris is going to Malta for an international audit and Rome for a week, leaving no time for us.

Another matter that concerns me is that I have personally heard allegations of fraud from people in your firm and again by you on our conference call. Unless you have evidence we have not seen there is no proof of any fraud by anyone. Also it is my concern that you and some of your associates may have concerns with my trustworthiness, even questioning my reputation. I hope that attitude did not also contribute to any delay preparing our financials in a timely manner.

It was recommended by our Texas law firm that we hire VACO as a forensic accounting firm to support claims against PCS employees. It is my belief that Williams and Webster became very concerned with what VACO would report. I hope the time waiting for the VACO report (July to September) has not also contributed to any additional delay by your firm in completing the financials in a timely manner.

It concerns us that after notifying us in March 2006 that the interim reports filed in 2005 should not be relied upon, that your firm did not do the additional testing that may have been necessary to ensure that the 2005 financials fairly presented the Company’s position. Knowing that our internal controls were not functioning as designed, your firm still opined that our financials fairly represented our financial position. Without additional information or testing we find it curious that you chose to “withdraw” your opinion. We would have found it more appropriate that you notified us that our financials could not be relied upon and suggested a course of action.

The course of action I would suggest we follow now is as follows: We will immediately place in suitable escrow the initial payment funds you requested and additional funds as work is performed. W&W will agree to work toward reinstating our 04K and 05K and related Q’s. W&W along with PowerCold will develop a schedule for performing the necessary additional testing and preparation of documents to complete these tasks. At the completion of the above work, W&W, at PowerCold’s expense, will provide copies of all work papers for the 04 and 05 work. We believe there is considerable exposure if this work is not completed in a timely manner and we do not believe an additional month is timely.

PowerCold’s survival is a major concern that should not be taken lightly by anyone. The liability impact could be unfortunate for all of us. We are prepared to work together in an efficient and amicable way to produce the needed financials for filing in the short time needed.  We understand you have other clients, but I would hope that you comprehend the current situation PowerCold is in and reconsider working with us as a priority to solve the accounting issues.

I await your immediate response.

Sincerely,

/s/ Francis Simola